Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

SPRINGFIELD, MO – (October 15, 2009) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its third quarter ended September 30, 2009.

Third Quarter 2009 Financial Results

●	Total assets increased $51.7 million, or 8%, from December 31, 2008
●	Total investments and interest bearing deposits increased $72.4 million, or 110%, from December 31, 2008
●	Total deposits increased $58.7 million , or 13%, from December 31, 2008
●	Equity to assets increased to 7.21% as compared to 5.52% at December 31, 2008
●	Diluted earnings per common share was $.11 for the quarter

The Company announces that earnings for the third quarter ended September 30, 2009 were $574,000 compared to earnings of $299,000 for the same period in the prior year. After preferred dividends, diluted earnings per common share was $.11, resulting in no change from the earnings of $.11 per diluted common share during the same quarterly period in the prior year. However, this is a 115% increase from the diluted loss per common share of $(.73) for the second quarter of 2009.

There were several key issues that contributed to the third quarter performance as compared to the prior year quarter:
●
The decline in the Company’s net interest margin (over the prior year quarter) continues to impact earnings due to several factors. First, the Federal Reserve’s interest rate cuts beginning in the fourth quarter of 2007 and continuing throughout 2008 dramatically impacted the Company’s yield on loans which are tied to the prime rate. Second, the Company has experienced an increase in non-performing assets since the third quarter of the prior year end that has increased the amount of assets that are non-income generating. Third, the Company executed a very successful deposit generating campaign to significantly increase liquidity during this turbulent economic and regulatory environment. This success in deposit growth has increased the Bank’s cost of funds in the near term.

●
The Company recorded a provision for loan losses of $670,000 during the quarter (compared to $1.7 million for the prior year quarter) to compensate for increased reserves deemed necessary on a few specific credits. The allowance for loan losses as of September 30, 2009 was 2.45% of gross loans outstanding (excluding mortgage loans held for sale).

●
The Company recognized $314,000 in gains on sales of fixed rate loans during the quarter (compared to $208,000 for the prior year quarter).  It also recognized $342,000 in gains on sales of securities from its investment portfolio (compared to $0 for the prior year quarter).

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Non-interest expenses have increased during the quarter as compared to the prior year quarter. The most impacting reason is the significant increase in the Federal Deposit Insurance Corporation insurance premiums on all insured institutions. For the quarter, these assessment premiums increased $248,000, or 300%, over the prior year quarter. Salaries and employee benefits and certain occupancy expenses have also shown slight increases due to new branches beginning operation in mid 2008.

“We are pleased to show positive earnings for the quarter and we are cautiously optimistic looking forward,” said Shaun A. Burke, President and Chief Executive Officer.  “Throughout the credit crisis and recession we have successfully maintained a ‘well-capitalized’ equity position, dramatically improved our core liquidity, and diversified our asset base. We remain focused on the successful resolution of our problem assets and continue to see month over month improvement to our net interest margin.”

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Nine Months ended
Operating Data:	30-Sep-09	30-Sep-08	30-Sep-09	30-Sep-08
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,534	$9,268	$25,361	$27,424
Total interest expense	5,086	4,747	15,598	14,760
Provision for loan losses	670	1,675	4,950	8,179
Net interest income after provision for loan losses	2,778	2,846	4,813	4,485
Noninterest income	1,330	849	3,662	2,551
Noninterest expense	3,392	3,168	11,172	9,482

Income (loss) before income tax	716	527	(2,697)	(2,446)
Provision (credit) for income tax	142	228	(1,047)	(866)

Net income (loss)	$574	$299	$(1,650)	$(1,580)
Preferred stock dividends and discount accretion	281	-	750	-
Net income (loss) available to common shareholders	$293	$299	$(2,400)	$(1,580)

Net income (loss) per common share-basic	$0.11	$0.11	$(0.92)	$(0.61)
Net income (loss) per common share-diluted	$0.11	$0.11	$(0.92)	$(0.61)

Annualized return on average assets	.31%	.18%	(.30%)	(.33%)
Annualized return on average equity	4.39%	3.25%	(4.22%)	(5.08%)
Net interest margin	1.92%	2.80%	1.81%	2.81%

		As of	As of
Financial Condition Data:		30-Sep-09	31-Dec-08

Cash and cash equivalents		$19,075	$15,097
Investments and interest bearing deposits		138,509	66,062
Loans, net of allowance for loan losses 9/30/2009 - $13,220; 12/31/2008 - $16,728		527,805	558,327
Other assets		42,007	36,184
Total assets		$727,396	$675,670

Deposits		$505,737	$447,079
FHLB advances		111,050	132,436
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		39,750	39,750
Other liabilities		2,972	3,627
Total liabilities		674,974	638,357
Stockholders' equity		52,422	37,313
Total liabilities and stockholders' equity		$727,396	$675,670

Equity to assets ratio		7.21%	5.52%
Book value per common share		$13.93	$14.28
Non performing assets		$41,580	$26,349